January 28, 1999

Mr. Carey M. Durham
Chief Financial Officer
B.B. Walker Company
Post Office Box 1167
Asheboro, NC   27204

Dear Mr. Durham:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25 dated January 28, 1999.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the financial statements of B.B. Walker Company on or before the date the Form 10-K of B.B. Walker Company for the year ended October 31, 1998 is required to be filed.

Yours very truly,

PRICEWATERHOUSECOOPERS LLP
Greensboro, NC